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                                                              Exhibit 99

(Ohio Casualty Corporation Letterhead)

Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


For Immediate Release
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                       Ohio Casualty Corporation Director
                            Resigns Due to Conflict


FAIRFIELD, OHIO, DECEMBER 19, 2003 -- Ohio Casualty Corporation (NASDAQ:
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OCAS) has announced that Myra C. Selby, 48, Indianapolis, Ind., has resigned from its Board of Directors, effective today. Ms. Selby, who was named a director of the Board on Aug. 21, 2003, indicated her resignation was appropriate due to a conflict between her status as a partner in the Business Section of IceMiller, Legal and Business Advisors, Indianapolis, Ind., and the periodic representation by members of the firm of legal clients with interests adverse to Ohio Casualty Corporation and its insurance subsidiaries.

Ms. Selby regrets having to leave the Board and made this comment: "I found the Board and other individuals within the Company that I met to be a quality group of professionals."

"We regret the unavailability of Myra to continue her service on the Board of Directors. Her understanding of the insurance industry, legal system, and corporate issues would have been a welcome resource," commented Lead Director Stanley N. Pontius. "The Governance Committee of the Board of Directors expects to begin an immediate search for a replacement for her seat."


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Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 45th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2003). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.1 billion as of September 30, 2003.



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